Exhibit 99.1
[West Marine Logo]

West Marine Reports 49% Increase in 2010 Pre-Tax Earnings and Provides 2011 Earnings Guidance

WATSONVILLE, CA, February 24, 2011 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited financial results for the fourth quarter and fiscal year ended January 1, 2011.

Fiscal Year 2010 Highlights:

▪	Income before taxes was $14.2 million, up 49% versus last year.
▪	Diluted earnings per share were $0.57 compared to $0.55 last year.
▪	As of year end, the company had zero debt, $22.0 million in cash, and approximately $90.0 million available under its credit facility.
▪	Net revenues for the fifty-two week fiscal year ended January 1, 2011 were $622.8 million, a 5.8% increase over last year. Comparable store sales increased by 6.3%.

Geoff Eisenberg, West Marine’s CEO, commented:  “We are pleased with the progress we are making with our ongoing plans to revitalize and grow the business.  We are proud that the actions we have taken and the strategies we are pursuing have delivered West Marine’s best net income performance in a long time.  As we turn our attention to the year ahead, we are resuming full-year earnings guidance, which is presented in this release.”

Fiscal 2010 results

Pre-tax income for fiscal year 2010, which ended January 1, 2011, was $14.2 million, 49% higher than pre-tax income of $9.5 million in fiscal year 2009, which ended January 2, 2010.  Net income for the year was $13.2 million, or $0.57 per diluted share.  This was an improvement of $0.9 million, or 6.9%, compared to net income in 2009 of $12.4 million, or $0.55 per diluted share.  Net income in 2009 included the impact of an income tax benefit of $3.7 million, or $0.17 per share, due to a stimulus package tax law change.

Net revenues for the fifty-two weeks ended January 1, 2011 were $622.8 million, a 5.8% increase over net revenues of $588.4 million for the fifty-two weeks ended January 2, 2010. Comparable store sales increased 6.3% versus last year. A driver of this growth was gains in sales to Port Supply (wholesale) customers through our store locations as part of our ongoing efforts to better serve this group and to leverage our store facilities.

Gross profit for 2010 was $175.6 million, an increase of $14.7 million compared to 2009.  As a percentage of net revenues, gross profit increased by 0.9% to 28.2%, compared to gross profit margin of 27.3% last year. The increase in gross profit as a percentage of revenues primarily was due to a 0.5% increase in raw product margin driven by more effective promotions, less clearance activity and a shift in revenues to higher-margin core boating categories, such as maintenance.  Additionally, increased revenues allowed us to leverage our relatively fixed occupancy expenses by approximately 0.4%.

Selling, general and administrative (SG&A) expense for the fifty-two weeks ended January 1, 2011 was $160.8 million, an increase of $8.5 million, or 5.6%, compared to $152.3 million for last year. Expenses as a percentage of revenues remained flat at 25.8%.  Drivers of the higher SG&A expense included:  a variable selling expense increase of $4.2 million primarily due to selective investments in additional staffing in our stores during the second and third quarters, our busiest quarters; a $1.5 million unfavorable comparison versus last year due to the impact of foreign currency exchange; $1.3 million in higher information technology spending to implement our new point-of-sale and order entry systems, which we expect to launch in 2011; and $1.2 million related to West Marine University, our national sales meeting held every other year.  SG&A expense in 2009 was reduced by $1.0 million upon receipt of an insurance reimbursement related to costs associated with the SEC investigation which closed during that year.  The increase in SG&A was partially offset by a $0.8 million reduction in bonus expense in 2010 when compared to 2009.

During the fourth quarter of 2009 the company reached an agreement to sublease a location which had a large associated termination obligation. The terms of this particular agreement were more favorable than originally estimated and, therefore, store closure and restructuring costs were adjusted, driving the $1.5 million year-over-year variance.

Interest expense decreased to $0.6 million compared to $0.8 million last year, primarily due to lower borrowing levels, reflecting our debt-free status for most of the second half of 2010.

The company’s income tax provision was $1.0 million for 2010 compared to a benefit of $2.8 million last year. The benefit of $2.8 million primarily was related to the recognition in fiscal 2009 of a federal stimulus package tax law change which increased the number of historical years in which companies are permitted to carry back prior period net operating losses.

Net income for 2010 was $13.2 million, or $0.57 per diluted share, compared to $12.4 million, or $0.55 per diluted share, last year.

Total inventory at the end of 2010 was $201.6 million, a $5.0 million, or 2.5%, increase over last year, and a 1.8% increase on an inventory per square foot basis.  Inventory turns for 2010 were up slightly versus last year.

Fourth Quarter 2010 results

Net revenues for the thirteen weeks ended January 1, 2011 were $107.3 million, an increase of $3.4 million, or 3.3%, compared to net revenues of $103.9 million for the corresponding period last year, with comparable store sales increasing by $1.3 million, or 1.6%, from last year.  Net loss for the fourth quarter of 2010 was $19.8 million, or $0.88 per share.  Fourth quarter 2010’s net loss was $7.0 million greater than last year’s net loss of $12.8 million, or $0.57 per share, for the comparable period.

Fourth quarter comparisons were affected by a few specific events, all of which occurred in 2009.  When combined, these events reduced the net loss in the fourth quarter of 2009 by approximately $7.4 million, and thus drove the unfavorable year-over-year comparison for the quarter.  These items included: a $3.7 million income tax benefit realized in 2009 due to a stimulus package tax law change; a $1.5 million difference on the store closure and other restructuring costs line reflecting favorable sublease negotiations in 2009; a gross margin benefit in 2009 of approximately $1.5 million due to an adjustment required in accrued freight (as previously disclosed); and $0.7 million in aggregate credits to SG&A as a result of two legal settlements.

Fiscal 2011 Earnings Guidance

Our earnings guidance for 2011 assumes that the market for boating supplies and related merchandise will remain soft.  Accordingly, comparable store sales are anticipated to be in the range of flat to up approximately 1%, with total revenues of approximately $629 million to $635 million.  Pre-tax income as a percentage of sales is anticipated to increase modestly.  We expect the resulting pre-tax income to be in the range of approximately $17.5 million to $19.0 million, or an increase of approximately 23% to 34% over 2010.

We expect that the company’s effective tax rate will be approximately 10% to 15%, resulting in net income of $15.0 million to $17.0 million, and earnings per share in the range of $0.65 to $0.73, an increase of 14% to 28% over 2010.  We continue to evaluate the need to release all or a portion of the valuation allowance against our deferred tax assets.  Should we come to the conclusion that a release of the valuation allowance is required during 2011, there could be a material increase in net income and earnings per share due to the impact on the tax rate.

We are targeting approximately $20 million in capital spending for 2011, with the majority driven by investment in our real estate optimization strategy.  Cash flow from operating activities is expected to be in the range of approximately $30 million to $35 million.

We also want to give some additional insight regarding our expectations for the first quarter of 2011.  Currently, we are projecting that comparable store sales will be slightly negative as we experienced a particularly strong first quarter in 2010 which benefitted from, among other things, unusually warm weather in many markets.  In addition, we believe SG&A comparisons will be unfavorable in the first quarter due to timing of key projects and marketing expenditures in 2011.  As a result, although we expect to deliver profit growth for the year, we are projecting that pre-tax income for the first quarter of 2011 will be below that of the corresponding quarter in 2010.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, February 24, 2011 at 10:00 AM Pacific Time to discuss fourth quarter and full year 2010 financial results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the "Investor Relations" section. The earnings release will also be posted on the Internet at www.westmarine.com in the "Press Releases" section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 45915961. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available February 24, 2011 at 12:30 PM Pacific Time through March 3, 2011 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the United States and Canada and (706) 645-9291 for international calls. The access code is 45915961.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 327 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers over 60,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our earnings and growth in profitability, expectations relating to our ability to continue to manage our expenses and execute on our strategic growth strategies in a continued soft boating equipment market, uncertainties with respect to our valuation allowance and our expectations with respect to first quarter 2011 results, as well as facts and assumptions underlying these expectations.  In addition, the results presented in this release are preliminary and unaudited, and may change as the company finalizes its financial statements. Actual results for 2010 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the finalization of the audit being conducted by West Marine's independent registered public accounting firm, and the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010 and its quarterly report on Form 10-Q for the fiscal quarter ended July 3, 2010, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 2, 2010.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	January 1, 2011	January 2, 2010
ASSETS
Current assets:
Cash	$22,019	$10,279
Trade receivables, net	5,605	5,566
Merchandise inventories	201,588	196,631
Deferred income taxes	2,997	1,299
Other current assets	16,739	19,805
Total current assets	248,948	233,580

Property and equipment, net	56,483	56,278
Intangibles, net	78	116
Other assets	3,377	2,263
TOTAL ASSETS	$308,886	$292,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$29,403	$32,591
Accrued expenses, and other	42,929	43,369
Total current liabilities	72,332	75,960

Deferred rent, and other	14,793	11,933
Total liabilities	87,125	87,893

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,656,083 shares issued and 22,625,193 shares outstanding at January 1, 2011, and 22,376,873 shares issued and 22,345,983 shares outstanding
at January 2, 2010.	23	22
Treasury stock	(385)	(385)
Additional paid-in capital	181,891	177,459
Accumulated other comprehensive loss	(749)	(506)
Retained earnings	40,981	27,754
Total stockholders' equity	221,761	204,344
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$308,886	$292,237

West Marine, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	January 1, 2011		January 2, 2010
Net revenues	$107,309	100.0%	$103,926	100.0%
Cost of goods sold	88,766	82.7%	85,466	82.2%
Gross profit	18,543	17.3%	18,460	17.8%
Selling, general and administrative expense	38,285	35.7%	36,272	34.9%
Store closures and other restructuring costs	(46)	0.0%	(1,578)	(1.5)%
Impairment of long lived assets	-	0.0%	13	0.0%
Loss from operations	(19,696)	(18.4)%	(16,247)	(15.6)%
Interest expense	223	0.2%	86	0.1%
Loss before taxes	(19,919)	(18.6)%	(16,333)	(15.7)%
Income taxes	(134)	(0.2)%	(3,526)	(3.4)%
Net loss	$(19,785)	(18.4)%	$(12,807)	(12.3)%

Net loss per common and common equivalent share:
Basic	$(0.88)		$(0.57)
Diluted	$(0.88)		$(0.57)

Weighted average common and common equivalent shares outstanding:
Basic	22,606		22,370
Diluted	22,606		22,370

	52 Weeks Ended
	January 1, 2011		January 2, 2010
Net revenues	$622,802	100.0%	$588,416	100.0%
Cost of goods sold	447,161	71.8%	427,501	72.7%
Gross profit	175,641	28.2%	160,915	27.3%
Selling, general and administrative expense	160,838	25.8%	152,303	25.8%
Store closures and other restructuring costs	(261)	0.0%	(1,746)	(0.3)%
Impairment of long lived assets	180	0.0%	13	0.0%
Income from operations	14,884	2.4%	10,345	1.8%
Interest expense	637	0.1%	806	0.2%
Income before income taxes	14,247	2.3%	9,539	1.6%
Income taxes	1,020	0.2%	(2,837)	(0.5)%
Net income	$13,227	2.1%	$12,376	2.1%

Net income per common and common equivalent share:
Basic	$0.59		$0.56
Diluted	$0.57		$0.55

Weighted average common and common equivalent shares outstanding:
Basic	22,492		22,215
Diluted	23,014		22,347

West Marine, Inc.
Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	52 Weeks Ended
	January 1, 2011	January 2, 2010

OPERATING ACTIVITIES:
Net income	$13,227	$12,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,926	17,030
Impairment of long-lived assets	180	13
Share-based compensation	2,506	2,410
Tax benefit from equity issuance	292	46
Excess tax deficiency from share-based compensation	(283)	(52)
Deferred income taxes	(825)	(580)
Provision for doubtful accounts	80	375
Lower of cost or market inventory adjustments	1,966	2,580
Loss on asset disposals	192	160
Changes in assets and liabilities:
Trade receivables	(119)	(117)
Merchandise inventories	(6,922)	23,389
Other current assets	3,066	(3,436)
Other assets	(582)	(1,037)
Accounts payable	(4,358)	6,077
Accrued expenses and other	(440)	1,113
Deferred items and other non-current liabilities	1,987	2,286
Net cash provided by operating activities	24,893	62,633

INVESTING ACTIVITIES:
Purchases of property and equipment	(14,139)	(13,755)
Proceeds from sale of property and equipment	71	32
Net cash used in investing activities	(14,068)	(13,723)

FINANCING ACTIVITIES:
Borrowings on line of credit	46,890	36,537
Repayments on line of credit	(46,890)	(83,537)
Payments of loan costs	(980)	-
Proceeds from exercise of stock options	1,017	294
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	618	712
Excess tax benefit from share-based compensation	283	52
Treasury shares acquired upon forfeiture	-	(19)
Net cash provided by (used in) financing activities	938	(45,961)

Effect of exchange rate changes on cash	(23)	(143)

NET INCREASE IN CASH	11,740	2,806

CASH AT BEGINNING OF PERIOD	10,279	7,473
CASH AT END OF PERIOD	$22,019	$10,279
Other cash flow information:
Cash paid for interest	$475	$810
Cash paid (refunded) for income taxes	(2,325)	1,929
Non-cash investing activities:
Property and equipment additions in accounts payable	1,465	295